Exhibit 16.1

Scrudato & Co., PA

7 Valley View Drive

Califon, NJ 07830

March 1, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   National Waste Management Holdings, Inc.

We have read the statements made by National Waste Management Holdings, Inc. in Item 4.01 of this Form 8-K dated March 1, 2017 regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Scrudato & Co., PA